EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-149348) pertaining to the 401(k) Retirement Plan of TETRA Technologies, Inc. of our report dated July 1, 2019, with respect to the financial statement of the TETRA Technologies, Inc. 401(k) Retirement Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2019.

/s/ Ernst & Young LLP

Houston, Texas
June 26, 2020